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                                                                    EXHIBIT 99.1

        COMPANY VOLUNTARILY PETITIONS FOR REORGANIZATION UNDER CHAPTER 11

SAN JOSE, CALIF. -- AUGUST 23, 2002 -- Gadzoox Networks, Inc. (OTCBB:ZOOX), a global supplier of innovative Storage Area Network (SAN) products, today took significant steps towards reorganization while continuing day-to-day business operations without interruption. The Company's initial steps include the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code.

      "Filing for Chapter 11 alleviates some business distractions while giving us the opportunity to close new business deals with our FabriCore Engines' customers and continue to focus on supporting our new and existing OEM customers," said Steve Dalton, Gadzoox Networks' President and CEO. "This also gives us the ability to continue our day-to-day operations, without interruption, including our commitments to our dedicated employees and world-class suppliers, all of whom recognize Gadzoox Networks has a unique technology to offer this industry."

      Chapter 11 enables a company to get relief from its creditors while it restructures its business and improves its financial stability. Once in Chapter 11, the Company will continue to operate its day-to-day business as a "Debtor-in-Possession" under the supervision of the Bankruptcy Court. In connection with the Chapter 11 filing, the Company is exploring the possibility of obtaining additional or replacement financing. However, the Company believes that the relief the bankruptcy process provides, with respect to existing obligations, and assuming that sufficient transactions close with respect to our FabriCore Engine products and services, the Company will be able to continue to operate, pay all post-petition obligations and service all of their customers.

NEW REVENUE STREAMS

      During the past quarter Gadzoox Networks announced the availability of FabriCore Engines, the industry's only intellectual property Fibre Channel cores. Based on discussions with potential FabriCore Engine customers, the Company believes that the new FabriCore Engines products have been well received in the industry. There are currently over 25 companies engaged in FabriCore Engines' discussions with Gadzoox Networks. Additionally, Gadzoox Networks' Slingshot switches were selected by another large OEM (see "Acer Chooses Gadzoox Networks in Multimillion Dollar OEM Deal" 7/8/02) as the 2Gb fabric switch for their soon to be announced storage networking solution.

COST REDUCTION AND ACTIONS

      According to the Company, the current economic environment has created excess availability of properties in the area, and one of the Company's first actions to remove debt, will be to relocate its headquarters to a location with more attractive pricing. The Company expects to announce details on the move soon.

      "Gadzoox Networks is emerging as a new company; we have added a new OEM partner and launched a new product line, FabriCore Engines, which has already yielded new customers for the Company," stated Barbara Velline, Gadzoox Networks' Chief Financial Officer. "Over the last couple of quarters we have undertaken extensive cost cutting measures and engaged in daily operations reviews to monitor our financial position. However, while we have been making progress with our
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new strategic direction, we have been dealing with liquidity issues resulting from carrying a balance sheet that reflects the former infrastructure of the company. Gadzoox Networks is in a position to succeed and this filing enables us to capitalize on those opportunities that we have been developing over the last 10 weeks. We are now taking action to build financial strength as we move forward." Velline added.

      The Company filed its Chapter 11 Bankruptcy petition with the United States Bankruptcy Court for the Northern District of California. (San Jose Division). The Company's petition listed assets of approximately $10 million and liabilities of approximately $14 million. For more information Customers, Investors and Suppliers can call, toll free, 1-888-391-7362 or visit the Gadzoox Networks web site at www.gadzoox.com/reorg/, which is a separate web page that is devoted to answering questions and providing up-to-date information on the status of the Company's reorganization. Gadzoox Networks is represented by Levene, Neale, Bender, Rankin & Brill L.L.P., Los Angeles, CA.

ABOUT GADZOOX NETWORKS

      Since 1996 Gadzoox Networks has led the industry in market "firsts" and continues to drive the Storage Area Network (SAN) edge market with innovative Fibre Channel switching technology. The company has consistently delivered a time to market advantage to major OEM customers enabling them to create clear business value for their customer base. Gadzoox Networks is a voting member of the Storage Networking Industry Association (SNIA), with corporate headquarters located in San Jose, California. For more information about Gadzoox Networks' products and technology advancements in the SAN industry, visit the company's Web site at http://www.gadzoox.com. http://www.gadzoox.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the likelihood of success of our reorganization efforts, our ability to obtain additional or replacement financing, our ability to support our OEM customers, our ability to close new business with respect to our FabriCore Engines products and services, our ability to be successful and capitalize on business opportunities, including our ability to grow our business and successfully develop the new revenue streams, FabriCore Engines and Acer, are forward-looking statements within the meaning of the Safe Harbor. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to the evolution of the SAN market, growth rates of the market segment within which the Company participates; market acceptance of the Company's new products, in particular the Slingshot Family of Switches, the Slingshot-ES Embedded platform, and the FabriCore Engines suite of technology, and the speed at which customers adopt current and new products for SANs; the Company's dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners; the availability of capital and the Company's ability to meet future capital requirements; competition in the Company's industry and the timing of new technology and product introductions, and the additional development and deployment of embedded fabric switches and other future products; the ability to retain and hire skilled personnel; and the Company's dependence on its contract manufacturer. These risks and uncertainties along with others are available and discussed in detail in Gadzoox Networks' SEC filings, including the Company's Form 10K for the year ended March 31st, 2002, as amended. Gadzoox Networks undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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MEDIA CONTACT:
Kellie DiNaro
Gadzoox Networks, Inc.
Phone: 408.361.6229
kdinaro@gadzoox.com